
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in federally tax-exempt revenue bonds, which financed construction and/or ownership of multi-family residential properties. In accordance with indsutry practice, its balance sheet is unclassified. For full informaiton, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               SEP-30-1996
<CASH>                                       5,399,390
<SECURITIES>                                         0
<RECEIVABLES>                                  456,814
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             115,661,802<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 108,844,289<F2>
<TOTAL-LIABILITY-AND-EQUITY>               115,661,802<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             6,935,273<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               874,117<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              6,061,156
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          6,061,156
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 6,061,156
<EPS-PRIMARY>                                      .80<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include investment in revenue bonds of $107,827,228, net deferred expenses of $1,101,275 and escrowed funds of $877,095.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $1,097,041 and excess of equity in losses of property-owning investees over investments therein of $5,720,472.
<F4>Total revenue includes interest income of $6,935,273.
<F5>Other expenses include equity in losses of property-owning investees of
$600,363 and general and administrative expenses of $273,754.
<F6>Represents net income per Assigned Benefit Certificate.

